ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                                  VISATOR, INC.


     Pursuant to the provision of Section 607.1006, Florida, Statutes, the undersigned corporation, Visator, Inc. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

Article I Amendment
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The Articles of Incorporation of the Corporation are amended as follows:

Amendment Article I - Name

The name of the Corporation is amended to read as follows:

         Goldspring, Inc.

Article V Amendment
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The Articled of Incorporation of the Corporation are amended as follows:

Amendment Article V - Capital Stock

The maximum number of shares of stock that this corporation shall be authorized to have outstanding at any time shall be five hundred million (500,000,000) shares of Common Stock at a par value of $.000666 per share upon which there are no preemptive rights. The common Stock shall be paid for at such time as the Board of Directors may designate, in cash, real property, personal property, services, patents, leases, or any other valuable thing or right for the uses and purposes of the corporation, and shares of capital, which issued in exchange thereof shall thereupon and thereby become and be paid in full, the same as though paid in cash at par, and shall be non assessable forever, the judgment of the Board of Directors as to the value of the property, right or thing acquired in exchange for capital stock shall be conclusive.

Article II.  Date of Amendment Adopted
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The amendment set forth in these Articles of Amendment was adopted on March 10,
2003.

Article III.  Shareholder Approval of Amendment
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The amendment set forth in these Articles of Amendment was proposed by the
Corporation's Board of Directors and no shareholder approval was required.

The undersigned executed this document on the date shown below.

By:  Antonio Treminio
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Name:  Antonio Treminio
Title:  President/Director
Date:  March 10, 2003